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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2006, relating to the financial statements and financial highlights which appear in the May 31, 2006 Annual Report to Shareholders of Columbia Connecticut Municipal Reserves (formerly Galaxy Connecticut Municipal Money Market Fund) and Columbia Massachusetts Municipal Reserves (formerly Galaxy Massachusetts Municipal Money Market Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 25, 2006